Exhibit 2

May 4, 2005

Tak Investments, LLC

Re:	Common Stock and Warrant Purchase Agreement dated as of May 4, 2005 (the “Agreement”)

Ladies and Gentlemen:

     In connection with Section 3.17 of the above-captioned Agreement, Prescient Applied Intelligence, Inc. (the “Company”) hereby covenants and agrees as follows:

1.	It is the Company’s understanding and expectation that one of the members of its Board of Directors will resign following the 2005 annual meeting. The Company shall immediately cause Sharad Tak or his designee to be appointed to fill this vacancy.

2.	In the event a Director does not resign within ten days following the 2005 annual meeting, the Company shall, within twenty days following the 2005 annual meeting, pursuant to Sections 4.1(a) and 4.3 of its Bylaws, increase the authorized number of Directors by one and appoint Sharad Tak or his designee to fill that vacancy.

     If the foregoing correctly states your understanding and agreement, please sign where indicated below.

Very truly yours,

PRESCIENT APPLIED INTELLIGENCE, INC.

By:            /s/ Jane F. Hoffer
          Name: Jane F. Hoffer
          Title: President and CEO

Agreed and Accepted:
TAK INVESTMENTS, LLC

           /s/ Sharad K. Tak
Name: Sharad K. Tak
Title: President